Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-290974

PROSPECTUS SUPPLEMENT NO. 8

(To the Prospectus dated November 10, 2025)

3,644,289 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated November 10, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-290974). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2026, which we have attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the proposed offer and resale or other disposition from time to time by the selling stockholders identified in the Prospectus of up to an aggregate of 3,644,289 shares of common stock, par value $0.001 per share (“Common Stock”), of Flux Power Holdings, Inc.

Our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “FLUX.” On July 29, 2026, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.51 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 30, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 24, 2026

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Nevada	001-31543	92-3550089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2685 S. Melrose Drive

Vista, CA 92081

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 877-505-3589

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	FLUX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 24, 2026, Flux Power Holdings, Inc. (the “Company”) received notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that for 30 consecutive business days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

The Notice has no effect on the listing of the Company’s common stock at this time, and the Company’s common stock continues to trade on The Nasdaq Capital Market under the symbol “FLUX”.

Under Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days following the date of the Notice to regain compliance with the Minimum Bid Price Requirement (the “Compliance Period”). If at any time during the Compliance Period the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days, the Company will regain compliance with the Minimum Bid Price Requirement and its common stock will continue to be eligible for listing on The Nasdaq Capital Market absent noncompliance with any other requirement for continued listing.

If the Company does not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period, the Company may be afforded an additional 180 calendar days to regain compliance with the Minimum Bid Price Requirement (the “Additional Compliance Period”) if on the last day of the Compliance Period the Company is in compliance with the market value of publicly held shares requirement for continued listing as well as all other standards for initial listing of its common stock on The Nasdaq Capital Market (other than the Minimum Bid Price Requirement), unless the Company does not indicate its intent to cure the deficiency, or if it appears to Nasdaq that it is not possible for the Company to cure the deficiency.

If the Company does not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period, or the Additional Compliance Period, if applicable, the Company’s common stock will be subject to delisting.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement. There can be no assurance that the Company will regain compliance within the Minimum Bid Price Requirement during the Compliance Period, secure an Additional Compliance Period to regain compliance, or maintain compliance with the other Nasdaq continued listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2026	Flux Power Holdings, Inc.

	By:	/s/ Kevin Royal
Kevin Royal
Chief Financial Officer